Mini City

Mini City is a smart tech enabled resource hub for the homeless and homeless care providers.


mini city
smart tech for the homeless.

Invest

$100.00 minimum investment

Deadline December 29, 2020
in 2 months

Share Price
$2.00

Total Raised
$0

Valuation
$2,000,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Mini City provides identification, employment opportunities and other vital services for homeless citizens and streamlines the admin process for organizations, municipalities and enterprise corporations that serve the homeless. Using an onsite SaaS housed in an accessible and mobile tablet, the homeless citizen is able to access services that enable cities, clinics, shelters, and homeless care providers in their efforts to more efficiently assist, track and innovate for those they serve.

DEAL HIGHLIGHTS

- Compassionate tech hub utilizes smart tech to alleviate homelessness
- Smart Tech to Eradicate Homelessness
- Mini City aims to create more connected cities with smart tech for those in need
- Aggregator of “rare data” on the homeless, enabling enterprise corporations to expand business-driven outreach and connecting the indigent to services so they can thrive rather than just survive

PROBLEM

Chronic homelessness is a major problem in the US. A US study determined that over 50% of homeless citizens were denied specific benefits because they were unable to produce identification. This issue is detrimental to both the citizen and homeless care providers, clinics, and cities. Atlanta alone spends over $68 million a year on costs related to unhoused individuals, from ER visits to jail stays. The United States spends over $10 billion on public costs related to homelessness (Forbes).

Sources:

- Burt, M.R., Carpenter, J., Denton, A.V., Hall, S.G., Henderson, K.A., Hornik, J.A., . . . Rog, D.J.(2010).Strategies for Improving Homeless People's Access to Mainstream Benefits and Services. U.S. Department of HUD Office of Policy Development and Research. doi:10.2139/ssrn.1581462
- Tompkins, S.S.(2004, April).Photo Identification Barriers Faced by Homeless Persons: The Impact of September 11. Retrieved 2020, from https://nlchp.org/wp-content/uploads/2018/10/ID_Barriers.pdf
- Oxford Analytica.(August 25, 2006). United States: Plan to aid homeless may save billions.Retrieved May 1, 2008 from http://www.oxan.com/display.aspx?ItemID=DB128559

Main Issues:

- Atlanta is the poorest city in the U.S. for children, with more children in Atlanta living in poverty than in any other city
- 500,000 individuals experience homelessness on any given night in the United States
- Over 40 percent of those people are women and children
- Over 85% of homeless families are headed by single mothers
- Lack of ID among the homeless puts a major drain on public costs in cities
- Homelessness poses a huge lack of sustainability to our nation: In counties like Santa Clara "the cost of all public services averaged $83,000 per person experiencing homelessness per year".

Problem


THE PROBLEM
Chronic homelessness is a major problem in our nation; with lack of ID being one of the largest problems faced by the homeless.
500,000
individuals experiencing homelessness on any given night in the United States.
mini city

In regard to lack of ID, a US based study found a major lack of access to benefits that aide in the eradication of chronic homeless in people experiencing homelessness without ID:

- 51.1% were denied Supplemental Security Income (SSI) benefits
- 30.6% were denied Temporary Aid to Needy Families (TANF) benefits
- 53.1% were denied food stamps

- 54.1% were denied access to shelters or housing services
- 45.1% were denied access to Medicaid or medical services
- Lacking photo ID can also lead to problems with law enforcement, with 59.8% of respondents reporting that they experienced harassment or arrest when they could not produce an ID. Another 8% said that police confiscated their ID. (Source: National Law Center on Homelessness and Poverty) While ID alone is not a single barrier to housing, the above stats show it can be major contributing factor.)

Problem



SOLUTION

Mini City is a compassionate tech, Android based software solution that alleviates homelessness and lack of access to legal forms of identification through a tablet, Android-based software. These measures include Identification Services, Vital Record Services, and Employment Forms. With our core focus being obtaining legal forms of identification, and lack of ID preventing the homeless from obtaining services such as TANF, SSI, Medicaid, housing, and more, we are solving a much-needed obstacle on the path out of homelessness. All of our services are housed within our security encrypted database admin portal and tablet kiosk, which is HIPPA compliant to the National Institute of Science + Technology Cyber Security Framework.

We offer:

- **ID Services:** Obtaining a legal form of identification or a copy of your vital records can be a daunting task for anyone, but especially when you are facing homelessness. A citizen is unable to gain access to housing, employment, health benefits and government assistance without a legal form of identification. Mini City has a secure process for obtaining legal forms of ID and vital records for the homeless, at no cost to them.
- **Employment Services + Referrals:** After our homeless citizens have obtained two legal forms of identification, we offer them assistance with employment placement by capturing their employment history. We can auto-generate resumes, to then be auto emailed to vocational officers

The data we capture with our in-app surveys can be used for: Existing HMIS (Homeless Management Information Systems) Validating Yearly Goals for Grants + Public Initiatives Centralize Services Alleviate Cost + Production Strain for Homeless Care Providers

Solution


HIPPA Compliant on the NIST Cyber Security Framework
One secure resource tech hub
Safely store client records
Alerts sent when client information is missing
Sign + Certify Process for all Users
Government forms digitally filled and filed
On-site team training for all customers
Organization, team and user peace of mind

Post API Development:

Health System Integrations: With the logistics of our platform being used in shelters nationwide, and established user identity data we are in prime position to plug-in to the existing health marketplace and insurance providers. Our new features can help health systems with getting newly insured members and effective cost management tools for hospitals.

- *Health Insurance Enrollments:* Utilizing user profiles and our API extension the Mini City platform can facilitate Medicaid enrollments, and divert users to brokerages for free health marketplace assistance.
- *Hospital Bed - Housing/Shelter integrations:* Research shows homeless hospital patients many times will stay in a hospital several days longer due to a lack of housing, incurring cost up to “$3,700 a day”. Mini City’s shelter bed feature can give homeless users and hospitals the ability to select a neighboring partner shelter or housing initiative that can provide immediate assistance and available shelter beds.
- *Analytics Module:* Mini City’s rare data and planned analytic tool are primed for health informatics. We can give health systems and insurers insights on user engagement, employee staffing needs, locations to better provide services and other analysis to increase ROI.

Food and Wellness: Superstores like Walmart, local farmers markets, large grocers and homeless meal providers redeemed over $52 Billion in SNAP benefits in 2019. As the majority of our users utilize SNAP benefits, we offer retailers novel opportunities to engage with their customers.

- *EBT and WIC Vouchers:* Local farmers markets, superstores like Walmart, large grocers and homeless meal providers redeemed over $52 Billion in SNAP benefits in 2019. As the majority of our users utilize SNAP benefits, we offer retailers the ability to provide coupons and other marketing opportunities through our network. Driving new and continued customer growth to local economies and addressing food scarcity.
- *EBT Retailer Locator:* Users on the Mini Platform can utilize location services and find retailers in the area that accept EBT. Emphasizing our partnered retailers and healthy food providers like farmers markets.

Solution


Homeless Shelters
Care Providers
Policy Makers
Clinics
Schools
Community Orgs
Housing Programs
Municipalities
+ More

Customer Feedback


HOPE ATLANTA
MINI CITY CUSTOMER SITE


HOPE ATLANTA
MINI CITY CUSTOMER SITE


HOPE ATL AIRPORT
MINI CITY CUSTOMER SITE


HOPE ATLANTA
MINI CITY CUSTOMER SITE

BUSINESS MODEL

The innovative service offerings on the Mini City platform give way to **several** revenue generating facets. Mini City charges Nationwide CBOs (Community Based Organizations) Customers an annual software subscription ($2000 - $5000/year) and a fee per generated user. The fee ranges due to the cost of birth records varying by state and includes the birth record fee, mail/delivery fees, as well as an admin fee of $10 per user.

With the development of our APIs and service integrations, Mini City plans to become a multi-sided platform, varying our pricing and revenue streams by business segment. For our enterprise customers and potential advertisers, we are exploring value based pricing mechanisms.

Organizations and municipalities wanting to utilize our data and analytics module through a REST API would pay based on the amount of calls to our database or the amount of time the API is enabled.

Partners pay a nominal fee to have platform integrations where users are directed to their particular service. For example, Licensing and usage agreements that allow FinTech banks and healthcare providers specialized enrollment integrations through the Mini City platform.

Pricing for these integrations are negotiated based on each individual case. We are also developing pricing structures for partners that want to offer coupons and advertisements on our platform.

Local farmers markets, superstores like Walmart, large grocers and homeless meal providers redeemed over $52 Billion in SNAP benefits in 2019. As the majority of our users utilize SNAP benefits, we offer retailers the ability to provide coupons and other marketing opportunities through our network.

Business model



Business model



CBOs (Community Based Orgs) are setting aside $2.03B/year and Enterprise Corporations are setting aside $60B/year for homelessness prevention.

Bloomberg indicates, “The global RegTech market size is expected to reach USD 55.28 billion by 2025” and “the global healthcare analytics market size to grow to USD 40.781 Billion by 2025.” Our rare data provides a valuable pool of resources for these solution providers to improve their analytical measures and cost saving developments.

By developing our API and data sharing integrations, Mini City can begin penetrating several different markets; regulatory tech, health analytics, real estate development and grocery advertising. These data driven markets are projected to reach a value of around $38 billion by 2025.

Mini City amplifies and supports progressive change within the communities we work. We are seeing the toil of COVID-19 already and will continue being committed to the population we serve. In addition to facing great obstacles prior to COVID-19, the homeless and homeless care providers are now experiencing even more strained resources due to the pandemic. Our ability to continue our work during this time will not only help the homeless population stay healthy and safe, but continue to propel them to self-sufficiency before AND after this pandemic.

As COVID-19-related quarantines were being implemented across America, homelessness researchers were estimating the immediate needs of people experiencing homelessness. They concluded that $11.5 billion is necessary for 400,000 new shelter beds needed to accommodate everyone who is unsheltered and to ensure appropriate social distancing and the creation of quarantine locations for the sick and exposed.

Market


Revenue Model + Projections
Revenue Estimates
Revenue in USD
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
0
2020
2021
2022
2023
2024
Subscription Fee
Records Admin Fee
Medicaid Enrollment API
Monthly EBT Coupon
Tablet Lease
Analytics Module
Tier 1
(Banks, Municipalities, Large Enterprises)
Tier 2
(CBOs, Homeless Care Providers)
Tier 3
(Micro Organizations, Faith Based Groups)
Tier 1 | Tier 2 | Tier 3
Annual Subscription | $5000 | $2000 | $1000
User Transaction Fee | $0.50 | $1.00 | $1.00
Tablet Leasing Fee | $200 | $200 | $200

TAM


ADDRESSABLE MARKET
$42 Billion
Total Addressable Market
(TAM)
Health Analytics
Regulation Tech.
Food Security
Tiers 2&3

Market


Market Analysis: Mini City Platform
Mini City User Growth
1,000,000
900,000
800,000
700,000
600,000
500,000
400,000
300,000
200,000
100,000
0
961
3862
148,515
476,306
948,973
2020
2021
2022
2023
2024

Market


Market Analysis: Market Opportunity
U.S. RegTech Market Size (By Organization Size): 2015 - 2025 (USD Millions)
375.1
456.2
2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025
Source: GrandviewResearch.com
U.S. Healthcare Analytics Market (USD Billions)
2019 2020 2021 2022 2023 2024 2025
RegTech Market Region (USD Billions)
16.0
6.3
2018 2019 2020 2021 2022 2023 2024 2025
Source: MarketsandMarkets Analysis
North America
Europe
APAC
RoW
Grocery Advertising (USD Millions)
2018 2019 2020

PROGRESS

Mini City has 19 paid customer sites and 1,000 homeless citizen users from Jan - Sept 2020. Our sites range from the Atlanta Hartsfield Jackson Airport to homeless care providers downtown and youth counseling centers. For the first time in 2020, we have a prospective deal with our first Enterprise Customer.

Market


TRACTION+VALIDATION MILESTONES
January
4 Customers
Gateway Center
HOPE Atlanta
Chris 180
Covenant House
Feb - March
15 Paid Sites
April - May
18 Paid Sites
October
19 Paid Sites
Prospective Deals
Tier 2 Partner:
Comcast Military
National CBOs:
Homeless ID Project
IDignity Florida
CJSC Homeless Law
Municipal Partners
Georgia Department of Health
mini city

PRESS

Affiliations/Accelerators

- NBCUniversal Comcast The Farm
- Morehouse JP Chase & Morgan Ascend2020
- Goodie Nation Incubator

Awards

- 2018 Startup Awards Nominee: Best Social Good Start Up
- 2019 Startup Runway Winner
- 2020 Atlanta Inno 50 on Fire Blaze Winner
- 2020GirlBossWinner
- 2020 NBCUniversal Comcast Startup Cohort

TEAM

The Mini City team truly operates like a tight knit family, and some of the core team members are actual family members. Through our core team and advisors, we have decades of experience in tech, design, advocacy, startup patents, startup exiting and, most importantly, social impact. India Hayes (Co-Founder, CEO) is the older sister of Herold Raymond (Business Development VP). Community based efforts and social enterprise were introduced to them by their parents, who worked with organizations around the world to close disparities in food access, education, women's rights and more. When India launched Mini City after completing a hackathon hacking gentrification (hosted by Google for Startups + Goodie Nation), Herold joined the team.



India Hayes

Co-Founder, CEO, Full-Time

India Hayes has volunteered domestically and internationally for more than a decade. Assisting the homeless resonates personally with her because she has seen first hand the effect of homelessness on citizens of Atlanta. She founded Mini City (2018 Startup Awards Nominee for Best Social Good Startup, 2019 Startup Runway Winner, 2020 NBC Comcast Universal BoomTown Cohort, TedX Mini City Speaker) to directly assist the homeless using her skill set as a tech designer. Hayes knows the importance of clear, effective communication and sustainable efforts. That is why she utilizes her design skills whenever she can for social good and sustainability. She works directly with homeless shelters in Atlanta to further their mission and also find innovative ways to empower all people, particularly women, in shelters. Hayes feels that when you empower women, whether it be within the US or overseas, an entire community is transformed. Mothers, daughters, and female leaders carry on traditions and educating, aiding and informing women is something that Hayes believes will make a community more sustainable and holistically sound. Hayes is a firm believer in volunteer efforts being feasible, viable and, most importantly, desired by communities in need.
LinkedIn



Herold Raymond

VP of Business Development and Engineering, Full-Time

Herold has worked in a variety of development roles, from creating sustainable, green business initiatives to assisting in multimillion dollar IT networking and data management projects. He has a penchant for creating, collaborating with others and connecting different industries to provide innovative business solutions. Ultimately his passion lies in helping marginalized communities, his greatest goal being to use his skills to provide economic and social initiatives that support these communities. With a background in computer science and business, he has more recently focused on honing his skills in project management, SDLC methodologies and database management. His work with the Conservation Fund led to his creation of a shark tank for small communities in food deserts. He currently assists Mini City with refining processes and validating additional customer segment markets, utilizing his background in social impact to heighten company goals.



Sourabh Jha

Co-Founder, CFO

Sourabh Jha has experience in directly launching tech start ups, pitching to investors and patenting technology for startups (most current patent: Serial Number 62/904,314) which is invaluable to our team. Sourabh Jha is a current PhD candidate and past Center for Civic Innovation Fellow, with a major in Mechanical Engineering and minor in Engineering Entrepreneurship at the Georgia Institute of Technology. His work focuses on creating novel and efficient air cooling solutions for electrical applications, including power plant condensers and electronic applications like Data Centers. Sourabh's research has been funded by the Airforce Office of Scientific Research (AFOSR), the National Science Foundation (NSF), the Electrical Power Research Institute (EPRI), Apple, Google and Intel, to name a few. Sourabh has presented his work at several conferences across the world, including the U.S, Europe and Asia. However, he is not limiting himself to the world of engineering and actively engages in assisting community ventures like Mini City, creating meaningful partnerships and utilizing his problem solving skills for social impact.

—

ADVISORS AND INVESTORS



Kevin Carlson
Partner, Fractional CTO, CISO TechCXO

LinkedIn



Lauren Kane
Former Director of Operations, Golden Seeds Angel Investor

LinkedIn



David Lightburn
President & Co-founder at Atlanta Tech Village Venture
Partner at Atlanta Ventures

LinkedIn

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
API Development	$60,950	24.4%
Compensation for managers	$110,000	44.0%
Customer Acquisition/Scale	$20,950	8.4%
Capacity Building + Marketing	$45,850	18.3%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Mini City, Inc. This offering must raise at least $10,000 by December 29, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Mini City may issue additional securities to raise up to $250,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,125,000 shares
× $2.00 per share

$2,250,000 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram

UPDATES

Oct 29, 2020 • Primary offering of 125,000 shares at $2.00

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post